Exhibit 99.1

PULTE HOMES AND DEL WEBB COMPLETE MERGER

Bloomfield Hills, Mich.   and Phoenix, Ariz. – July 31, 2001 – Pulte Homes, Inc. (NYSE: PHM) and Del Webb Corporation (NYSE: WBB) today announced completion of their merger effective July 31, 2001. As previously announced on July 27, 2001, shareholders of both companies overwhelmingly approved the merger under which Pulte Homes has acquired all of the outstanding shares of Del Webb in a tax-free, stock for stock transaction.

On a pro forma basis, with the completion of this merger, Pulte Homes is the nation’s largest homebuilder, with over $6.0 billion in annual revenues and more than 37,000 closings in the United States, Argentina, Mexico and Puerto Rico. Reflective of its Homeowner for Life™ strategy of serving homebuyers throughout each stage of their lives, Pulte Homes will hold an unmatched market position among first-time, trade-up and active adult homebuyers. Through Del Webb, the premier builder of active adult communities, Pulte Homes will be the leader in the fastest-growing demographic segment of the market.

About Del Webb
Del Webb Corporation (www.delwebb.com), based in Phoenix, Arizona, is the nation’s leading builder of active adult communities for people age 55 and older. The company operates 10 active adult communities in markets including Phoenix and Tucson, Ariz.; Palm Desert and Lincoln, Calif.; Ocala, Fla.; Chicago, Ill.; Las Vegas, Nev.; Hilton Head, S.C.; and Georgetown, Texas. The company also builds family and country club communities in Phoenix and Las Vegas. Four of Del Webb’s communities are currently ranked in the top 10 of the best-selling master planned communities in America.

About Pulte Homes
Pulte Homes (www.pulte.com), based in Bloomfield Hills, Michigan, has operations in 41 markets across the United States, Argentina, Puerto Rico and Mexico, where it is the fifth largest builder. Based on most recent 12-month results, Pulte Homes delivered nearly 20,000 homes in the United States and more than 8,000 homes in Mexico and Puerto Rico. Over its history, the Company has constructed more than 275,000 homes and has been honored as “America’s Best Builder.” Pulte Mortgage Corporation is a nationwide lender committed to meeting the financing needs of Pulte Homes customers by offering a wide variety of loan products and superior customer service.

Contact Information:

For Pulte Homes	For Del Webb

Investors and Media:	Media:

Jim Zeumer	Scott Higginson

(248) 433-4597	(602) 808-8299

jzeumer@pulte.com	Scott.Higginson@delwebb.com

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